Exhibit 5.1

November 21, 2006

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, Colorado 80021

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Level 3 Communications, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (File. No. 333-138462) (the “Registration Statement”) initially filed by the Company on November 3, 2006 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance by the Company of shares (the “Merger Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to that certain Agreement and Plan of Merger, dated as of October 16, 2006, by and among the Company, Level 3 Services, LLC, Level 3 Colorado, Inc. and Broadwing Corporation, as amended by an Amendment, dated as of November 21, 2006 (as amended, the “Merger Agreement”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the restated certificate of incorporation and by-laws of the Company, the Registration Statement, the Merger Agreement, the form of certificate evidencing the Merger Shares and such other corporate records, instruments, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In all such examinations we have assumed the genuineness of all signatures on original or certified or otherwise identified documents and the conformity to original or certified or otherwise identified documents of all copies submitted to us as conformed or photostatic copies. As to questions of fact material to such opinions, we have relied without independent investigation upon representations set forth in the Merger Agreement, certificates of officers of the Company and certificates of public officials. We have assumed the accuracy of all factual matters contained therein and have made no independent investigation or other effort to confirm the accuracy of such factual matters.

On the basis of the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that:

(i)	The Company is validly existing under the laws of the State of Delaware; and

Level 3 Communications, Inc.

November 21, 2006

(ii)	The Merger Shares have been duly and validly authorized, and, when issued and delivered in accordance with the Merger Agreement, will be fully paid and nonassessable.

This opinion is being rendered solely in connection with the registration of the Merger Shares pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law, which includes the statutory provisions, applicable provisions of the Delaware constitution and reported judicial decisions interpreting such provisions.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP